BRIDGE BUILDER TRUST

MANAGEMENT FEE WAIVER AGREEMENT

THIS MANAGEMENT FEE WAIVER AGREEMENT (the “Agreement”) is effective October 28, 2024, by and between Bridge Builder Trust, a Delaware statutory trust (the “Trust”), with respect to each of the funds listed on Schedule A (each a “Fund” and collectively the “Funds”), and the investment adviser of the Funds, Olive Street Investment Advisers, LLC (the “Adviser”).

WITNESSETH:

WHEREAS, pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust, on behalf of the Funds, and the Adviser dated July 10, 2013, as amended (the “Investment Advisory Agreement”), the Adviser is entitled to receive a management fee from each Fund in exchange for rendering advice and services to each Fund; and

WHEREAS, the Adviser desires to waive the management fees it is entitled to receive from each Fund pursuant to the terms and provisions of this Agreement, and the Trust (with respect to the Funds) desires to allow the Adviser to implement this waiver;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:

1. Management Fee Waiver. The Adviser hereby agrees to waive during the Waiver Period (as that term is defined in Paragraph 2 hereof) the management fees it is entitled to receive from each Fund to the extent the management fees to be paid to the Adviser during such Waiver Period exceed the management fees paid to the Fund’s sub-advisers for management of allocated portions of the Fund.

2. Definition. For purposes of this Agreement, the term “Waiver Period” is defined as the period of time commencing on October 28, 2024 through the Initial Expiration Date reflected on Schedule A, and each subsequent one-year period for which this Agreement automatically is renewed pursuant to Paragraph 4 hereof.

3. Reimbursement of Fees. For the avoidance of doubt, management fees waived pursuant to this Agreement are not subject to reimbursement by the Funds.

4. Term. This Agreement shall become effective on October 28, 2024 and shall remain in effect through the end of the Waiver Period, and shall automatically renew for an additional one-year period following the end of a Waiver Period, unless sooner terminated as provided in Paragraph 5 hereof.

5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of a Fund, upon 60 days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld, except that the Adviser at its election may terminate this Agreement without payment or penalty or consent effective upon the end of a Waiver Period if written notice is provided to the Trust by or before April 15 of such Waiver Period. This Agreement will automatically terminate with respect to a Fund if the Investment Advisory Agreement with respect to such Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination. The termination of this Agreement shall not affect any obligation of a party that has accrued or is outstanding prior to such termination.

6. Amendment. Any amendment to this Agreement must be approved by mutual written consent of the parties, including the consent of the Board of Trustees of the Trust.

7. No Shareholder Vote. For purposes of clarity, the parties acknowledge that a vote of the shareholders of a Fund is not required to amend or terminate this Agreement.

8. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

9. Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound.

9. Other Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Investment Advisory Agreement or the 1940 Act, as applicable.

10. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act, as amended, and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

12. Entire Agreement. This Agreement, including its appendices and schedules (each of which is incorporated herein and made a part hereof by these references), represents the entire agreement and understanding of the parties hereto, and shall supersede any prior agreements.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

BRIDGE BUILDER TRUST, on behalf of itself and the Funds listed on Schedule A	OLIVE STREET INVESTMENT ADVISERS, LLC

By: /s/ Colleen Dean Name: Colleen Dean Title: President	By: /s/ Thomas C. Kersting Name: Thomas C. Kersting Title: President

SCHEDULE A

Funds	Initial Expiration Date
Bridge Builder Core Bond Fund	October 28, 2025
Bridge Builder Core Plus Bond Fund	October 28, 2025
Bridge Builder Municipal Bond Fund	October 28, 2025
Bridge Builder Large Cap Value Fund	October 28, 2025
Bridge Builder Large Cap Growth Fund	October 28, 2025
Bridge Builder International Equity Fund	October 28, 2025
Bridge Builder Small/Mid Cap Value Fund	October 28, 2025
Bridge Builder Small/Mid Cap Growth Fund	October 28, 2025
Bridge Builder Municipal High-Income Bond Fund	October 28, 2025
Bridge Builder Tax Managed Large Cap Fund	October 28, 2025
Bridge Builder Tax Managed Small/Mid Cap Fund	October 28, 2025
Bridge Builder Tax Managed International Equity Fund	October 28, 2025

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